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                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                               MESA HOLDINGS, INC.



         The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Nevada (particularly Chapter 78 of the Nevada Corporation Code and the acts amendatory thereof and supplemental thereto) hereby certifies that:

                FIRST: The name of the corporation (hereinafter called the "Corporation") is:

                               MESA HOLDINGS, INC.

                SECOND: The name and street address of the registered agent of the Corporation in the State of Nevada is Burton, Bartlett & Glogovac, 50 West Liberty Street, Suite 650, Reno, Nevada 89501.

                THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada.

                FOURTH: The Corporation is authorized to issue two classes of shares of capital stock designated as "Common Stock" and "Preferred Stock." The total number of shares of voting Common Stock which the Corporation shall have authority to issue is Seventy-Five Million (75,000,000) shares, with no par value. Each share of Common Stock issued and outstanding shall be entitled to one vote. The total number of shares of Preferred Stock which the Corporation shall have authority to issue is two Million (2,000,000) shares, with no par value. The Board of Directors may divide the shares of Preferred Stock into classes or series and shall, by resolution, fix and determine the voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation of each class or series.

                The Board of Directors shall have the right to create and issue, whether or not in connection with the issuance and sale of any of its shares or other securities, rights or options entitling the holders thereof to purchase from the Corporation shares of its Common or Preferred Stock upon such terms, at such times and at such prices as the Board of Directors may determine.
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                FIFTH: The name and the mailing address of the incorporator is as follows:

                                                  Paul R. Madden
                                                  Chapman and Cutler
                                                  Two North Central Avenue
                                                  Suite 1100
                                                  Phoenix, Arizona  85004

                  SIXTH: The members of the governing board shall be styled "directors." The first Board of Directors shall consist of seven directors. The name and address of the members of the first Board of Directors who shall serve until the first annual meeting of Shareholders are:

                NAME                                    MAILING ADDRESS

         Larry L. Risley                          2325 E. 30th Street
                                                  Farmington, New Mexico  87401

         E. Janie Risley                          2325 E. 30th Street
                                                  Farmington, New Mexico  87401

         J. Clark Stevens                         2325 E. 30th Street
                                                  Farmington, New Mexico  87401

         Jack Braly                               78805 Pina Street
                                                  LaQuinta, California  92253

         Blaine M. Jones                          3405 N. Ridge Court
                                                  Farmington, New Mexico  87401

         George W. Pennington                     401 W. Broadway
                                                  Bloomfield, New Mexico  87413

         Richard C. Poe                           6501 Montana Avenue
                                                  El Paso, Texas  79925

Thereafter, the number of persons to serve on the Board of Directors, their terms of office and the manner of their election shall be fixed in the manner provided in the Bylaws.

                  SEVENTH: To the fullest extent allowable under the Nevada Revised Statutes, no director or officer shall have personal liability to the Corporation or its shareholders, or to any other person or entity, for monetary damages for breach of his fiduciary duty as a director, except where there has been:

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                            (a) acts or omissions which involve intentional
                  misconduct, fraud or knowing violation of law; or

                            (b) authorization of the unlawful payment of a
                  dividend or other distribution on the Corporation's capital stock, or the unlawful purchase of its capital stock.

                  EIGHTH: The Corporation may, to the fullest extent permitted by the provisions of Section 78.751 of the Corporation Code of the Nevada Revised Statutes as the same may be amended and supplemented, indemnify all persons whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Corporation may pay or otherwise advance all expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as such expenses are incurred and in advance of the final disposition of the action, suit or proceeding, provided that the indemnified officer or director undertakes to repay the amounts so advanced if a court of competent jurisdiction ultimately determines that such officer or director is not entitled to be indemnified by the Corporation. Nothing herein shall be construed to affect any rights to advancement of expenses to which personnel other than officers or directors of the Corporation may be entitled under any contract or otherwise by law.

                  NINTH: Pursuant to Section 78.434 of the Corporation Code of the Nevada Revised Statutes, as the same may be amended and supplemented, the Corporation elects not to be governed by Sections
         78.411 to 78.444 inclusive of the Nevada Revised Statutes.


Dated this 28th day of May, 1996.


                                                  By ___________________________
                                                  Its Incorporator

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STATE OF ARIZONA           )
                           )  ss.
County of Maricopa         )

                  The foregoing instrument was acknowledged before me this 28th day of May, 1996, by Paul R. Madden.

                                                  ______________________________
                                                  Notary Public

My Commission Expires:

_____________________________

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